Tonix Pharmaceuticals Holding Corp. 10-Q

Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

PURCHASE AND SALE AGREEMENT

Agreement made this 1st day of July 2020.

1. PARTIES AND MAILING ADDRESSES: [***], a Massachusetts limited liability company with a mailing address of [***], hereinafter called the SELLER, agree to SELL and TONIX PHARMACEUTICALS HOLDING CORP., a New York corporation having a mailing address of 509 Madison Avenue, Suite 1608, New York, NY 10022, or its nominee/assignee, hereinafter called the BUYER, agrees to BUY, upon the terms hereinafter set forth, the following described premises:

2. DESCRIPTION: A commercial building consisting of approximately 40,000 square feet, more or less and lot of land presently known and numbered as [***], Massachusetts as being more fully described in the deed into the SELLER dated June 1, 2012 and recorded in the [***] Registry of Deeds (the “Premises”).

3. BUILDINGS, STRUCTURES, IMPROVEMENTS, FIXTURES: Included in the sale as a part of said premises are the buildings, structures, and improvements now thereon, and the fixtures belonging to the SELLER and used in connection therewith including, if any, all wall-to-wall carpeting, drapery rods, venetian blinds, window shades, screens, screen doors, storm windows and doors, awnings, shutters, furnaces, heaters, heating equipment, stoves, ranges, oil and gas burners and fixtures appurtenant thereto, hot water heaters, plumbing and bathroom fixtures, garbage disposers, electric and other lighting fixtures, fences, gates, trees, shrubs, plants, air conditioning equipment, ventilators.

but excluding fixtures and equipment that belong to any of Seller’s Tenants, as such term is hereinafter defined.

4. TITLE DEED: Said premises are to be conveyed by a good and sufficient quitclaim deed running to the BUYER, or to the nominee designated by the BUYER by written notice to the SELLER at least seven (7) days before the deed is to be delivered as herein provided, and said deed shall convey a good and clear record and marketable title thereto, free from encumbrances, except:

(a)	Provisions of existing building and zoning laws;
(b)	Intentionally omitted;
(c)	Such taxes for the then current year as are not due and payable on the date of the delivery of such deed;
(d)	Any liens for municipal betterments assessed after the date of this agreement;

(e)	Easements, restrictions and reservations of record, if any, so long as the same do not prohibit or materially interfere with the current use of said premises;
(f)

5. AVAILABILITY OF TITLE INSURANCE. BUYER’S obligations hereunder are contingent upon the availability (at normal premium rates) of an owner’s title insurance policy insuring the Premises without taking any exceptions other than the current printed exceptions contained in the ALTA form currently in use, commonly shown as Survey, Real Estate Taxes, (the latter of which shall only except real estate taxes not yet due and payable) and those exceptions set forth in Paragraph 4 above.

6. CONFORMITY. It is understood and agreed by the parties that the Premises shall not be in conformity with the title provisions of this Agreement unless:

(a)	All buildings, structures and improvements, including but not limited to any driveways, shall be located completely within the boundary lines of said Premises and shall not encroach upon or under the property of any other person or entity, unless under recorded easement;
(b)	No building, structure or improvement of any kind belonging to any other person or entity shall encroach upon or under said Premises, unless under recorded easement;
(c)	The Premises shall abut a public way, duly laid out or accepted as such by the city or town in which said Premises are located, or a private way affording legal access and egress to and from a public way; and
(d)	The Premises are served by adequate supplies of municipal sewer and water.

7. PURCHASE PRICE: The agreed purchase price for said premises is Four Million ($4,000,000) Dollars, (the “Purchase Price”), of which

$40,000.00	will be paid as a deposit withing five (5) business days of the Effective Date (the “Initial Deposit”);
40,000.00	will be paid as a deposit withing two (2) business days after the expiration of the Due Diligence Period as hereinafter defined(the “Additional Deposit” and collectively with the Initial Deposit, the “Deposit”);
3,920,000.00	are to be paid at the time of delivery of the deed by wire transfer of immediately available funds, Attorney IOLTA, certified, cashier’s, treasurer’s or bank checks(s).

$4,000,000.00	TOTAL

8. TIME FOR PERFORMANCE; DELIVERY OF DEED: Such deed is to be delivered at 10:00 o’clock A.M. on the day that is thirty (30) days after the expiration of the Permitting Contingency Period, as hereinafter defined (the “Closing” or the “Closing Date”), at the [***] Registry of Deeds, unless otherwise agreed upon by the SELLER and BUYER in writing; provided however, if said Registry of Deeds is closed to the public as it presently is, the SELLER shall arrange to deliver the original deed and required closing documents to the BUYER’S attorney’s office, [***] on or prior to the Closing Date such that the closing can transpire via remote electronic closing. It is agreed that time is of the essence of this Agreement.

9. POSSESSION AND CONDITION OF PREMISES: Full possession of said Premises, subject only to Seller’s Tenants is to be delivered on the Closing Date, said Premises to be then (a) in the same condition as they were in as of the date of the BUYER’S inspection, reasonable use and wear thereof excepted, (b) not in violation of applicable building and zoning laws, and (c) in compliance with the provisions of any instrument referred to in Paragraph 4 above. The BUYER shall be entitled to an inspection of the Premises prior to the delivery of the deed in order to determine whether the condition of the Premises complies with the terms of this paragraph. Within three (3) days following the Effective Date, SELLER shall deliver to BUYER (i) a so-called rent roll (the “Rent Roll”) which shall contain a list of all of Seller’s Tenants (collectively, “Seller’s Tenants”) as well as (ii) true, accurate and complete copies of any and all leases as well as any and all amendments or other written modifications thereto (collectively, the “Leases”). At the Closing, the parties shall execute (i) assignment and assumption agreements whereby the SELLER shall assign all of its rights and interest in and to the Leases to the BUYER and the BUYER shall assume all of SELLER’S obligations thereunder, (ii) notification letters to Seller’s Tenants, notifying Seller’s Tenants that the Premises have been conveyed to BUYER and directing Seller’s Tenants, on or after the Closing, to make all payments of rent and to send any notices or other correspondence regarding their respective Leases to BUYER; and (iii) Tenant Estoppel Certificates from Seller’s Tenants.

10. EXTENSION TO PERFECT TITLE OR MAKE PREMISES CONFORM: If the SELLER shall be unable to give title or to make conveyance, or to deliver possession of the Premises, all as herein stipulated, or if at the time of the delivery of the deed the Premises do not conform with the provisions hereof, then the SELLER shall use commercially reasonable efforts (not to exceed the expenditure by SELLER of more than $20,000 exclusive of the payoff of mortgages or other voluntary liens) to remove any defects in title, or to deliver possession as provided herein, or to make the said Premises conform to the provisions hereof, as the case may be, in which event the SELLER shall give written notice thereof to the BUYER at or before the time for performance hereunder, and thereupon the time for performance hereof shall be extended for a period of up to thirty (30) days.

11. FAILURE TO PERFECT TITLE OR MAKE PREMISES CONFORM: If at the expiration of the extended time the SELLER shall have failed so to remove any defects in title, deliver possession, or make the Premises conform, as the case may be, all as herein agreed, or if at any time during the period of this Agreement or any extension thereof, the holder of a mortgage on the Premises shall refuse to permit the insurance proceeds, if any, to be used for such purposes, then any payments made under this Agreement shall be forthwith refunded and all other obligations of the parties hereto shall cease and this Agreement shall be void without recourse to the parties hereto except for those matters which by the express terms hereof are intended to survive the Closing or early termination of this Agreement.

12. BUYER’S ELECTION TO ACCEPT TITLE: The BUYER shall have the election, at either the original or any extended time for performance, to accept such title as the SELLER can deliver to the Premises in their then condition and to pay therefor the Purchase Price without deduction, in which case the SELLER shall convey such title, except that in the event of such conveyance in accord with the provisions of this clause, if the Premises shall have been damaged by fire or casualty insured against, then the SELLER shall, unless the SELLER has previously restored the Premises to their former condition, either:

(a)	pay over or assign to the BUYER, on delivery of the deed, all amounts recovered or recoverable on account of such insurance, less any amounts reasonably expended by the SELLER for any partial restoration, or
(b)	if a holder of a mortgage on the Premises shall not permit the insurance proceeds or a part thereof to be used to restore the Premises to their former condition or to be so paid over or assigned, give to the BUYER a credit against the Purchase Price, on delivery of the deed, equal to said amounts so recovered or recoverable and retained by the holder of the said mortgage less any amounts reasonably expended by the SELLER for any partial restoration.

13. ACCEPTANCE OF DEED: The acceptance and recording of a deed by the BUYER or his nominee as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except such as are, by the terms hereof, to be performed after the delivery of said deed.

14. USE OF MONEY TO CLEAR TITLE: To enable the SELLER to make conveyance as herein provided, the SELLER may, at the time of delivery of the deed, use the purchase money or any portion thereof to clear the title of any or all encumbrances or interests, provided that all instruments so procured are recorded simultaneously with the delivery of said deed, or in the case of mortgages granted by the SELLER to institutional lenders which are paid in full from the sale proceeds within a reasonable time after the delivery of said deed in accordance with local conveyancing practices. The discharge of any privately held mortgages shall be required to be delivered and recorded at or prior to Closing.

15. INSURANCE: Until the recording of the deed, the SELLER shall maintain insurance on said premises as follows:

Type of Insurance	Amount of Coverage

(a) Fire and Extended Coverage	$As presently insured.
(b) General Commercial Liability Coverage	$As presently insured.

All risk of loss shall remain with SELLER until delivery and recording of the deed.

16. ADJUSTMENTS: Collected rents, water and sewer use charges, operative expenses and service contracts extending from the time of SELLER’S ownership to the time of BUYER’S ownership and taxes for the then current fiscal year, shall be apportioned as of the day of performance of this Agreement and the net amount thereof shall be added to or deducted from, as the case may be, the Purchase Price payable by the BUYER at the time of delivery of the deed. Fixed base rents and all additional rents, charges for utilities and all other rents (collectively, the “Rents”) payable by Seller’s Tenants, to the extent collected by SELLER on or prior to the Closing Date and which represent payments of Rents applicable to a period of time on or subsequent to the Closing Date, shall be prorated between SELLER and BUYER at the Closing. BUYER shall be credited at Closing with rent prepaid beyond the Closing Date or paid on account of operating costs, taxes or other items to be incurred after the Closing Date. BUYER shall pay SELLER upon its receipt by BUYER all Rents which are due and payable by Seller’s Tenants on or prior to the Closing Date, but which have not been collected by SELLER on or prior to the Closing Date, or payment of which has been deferred until after the Closing Date (the “Arrearage Rents”) which shall be prorated after Closing when collected by BUYER with the first collected rent applied to any Arrearage Rents.

17. ADJUSTMENT OF UNASSESSED AND ABATED TAXES: If the amount of said taxes is not known at the time of the delivery of the deed, they shall be apportioned on the basis of the taxes assessed for the preceding fiscal year, with a reapportionment as soon as the new tax rate and valuation can be ascertained; and, if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless herein otherwise agreed.

18. BROKER’S FEE: A broker’s fee for profession services of [***] of the Purchase Price, is due from the SELLER to CB RICHARD ELLIS the Broker herein, but only if as and when the SELLER receives the full Purchase Price pursuant to the terms of this Agreement and the BUYER accepts and records SELLER’S deed but not otherwise and regardless of the reason for failing to close hereunder. SELLER and BUYER each represent and warrant to the other that this transaction was brought about by the Broker, as broker, and that no other broker brought the BUYER to SELLER’S attention or was otherwise instrumental in bringing about this transaction on behalf of SELLER such that the only broker’s fee that will be due hereunder is the broker’s fee payable by the SELLER to said CB RICHARD ELLIS. SELLER and BUYER shall indemnify and hold each other harmless from a breach of the foregoing representation and warranty by either of them, respectively. The commissions due to the Broker will be paid by SELLER pursuant to a separate agreement with the Broker.

19. BROKER(S) WARRANTY: The Broker named herein warrants that the Broker is duly licensed as such by the Commonwealth of Massachusetts.

20. DEPOSIT: All deposits made hereunder shall be held in escrow by BUYER’S attorney, Downey & Downey, PC, as escrow agent (the “Escrow Agent”) subject to the terms of this Agreement and shall be duly accounted for at the time for performance of this Agreement. In the event of any disagreement between the parties, the escrow agent shall retain all deposits made under this Agreement pending instructions mutually given by the SELLER and the BUYER or by the final non-appealable order of a court a court of competent jurisdiction. So long as Escrow Agent serves in good faith, BUYER and SELLER each agree to hold harmless Escrow Agent from damages, losses or expenses, arising out of this Agreement or any action or failure to act, including reasonable attorney’s fees, related thereto. SELLER acknowledges that the Escrow Agent is counsel to the BUYER and SELLER agrees that Escrow Agent may continue to act as such counsel to the BUYER notwithstanding any dispute or litigation arising with respect to the deposits or Escrow Agent’s duties.

21. DEFAULT; DAMAGES; REMEDIES: If the BUYER shall fail to fulfill the BUYER’S agreements herein and SELLER has fulfilled SELLER’s agreements herein, all Deposits made hereunder by the BUYER shall be retained by the SELLER as liquidated damages which shall be SELLER’S sole and exclusive remedy both at law and in equity. The parties acknowledge that the SELLER has no adequate remedy at law in the event of BUYER’S failure to fulfill its obligations hereunder because it is impossible to compute exactly the damages that would accrue to the SELLER in such event. The parties have therefore taken these facts into account in setting the amount of the Deposit and hereby agree that: (a) the Deposit is the best estimate of such damages which would accrue to SELLER; and (b) the Deposit represents damages and not any penalty against the BUYER. If SELLER fails to perform its obligations hereunder, then SELLER will be in default under this Agreement and BUYER may either (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and receive the return of the Deposit.

22. INDEPENDENT COUNSEL. Both BUYER and SELLER hereby acknowledge that they have been offered the opportunity to seek and confer with qualified legal counsel of their choice prior to signing this Agreement.

23. BROKER AS PARTY: The Broker named herein joins in this Agreement and becomes a party hereto, insofar as any provisions of this Agreement expressly apply to the Broker, and to any amendments or modifications of such provisions to which the Broker agrees in writing.

24. LIABILITY OF TRUSTEE, SHAREHOLDER, BENEFICIARY, ETC: If the SELLER or BUYER executes this agreement in a representative or fiduciary capacity, only the principal or the estate represented shall be bound, and neither the SELLER or BUYER so executing, nor any shareholder or beneficiary of any trust, shall be personally liable for any obligation, express or implied, hereunder.

25. WARRANTIES AND REPRESENTATIONS: The BUYER acknowledges that the BUYER has not been influenced to enter into this transaction nor has he relied upon any warranties or representations not set forth or incorporated in this agreement or previously made in writing, except for the following additional warranties and representations, if any, made by either the SELLER or the Broker(s): None made or relied upon.

26. MORTGAGE CONTINGENCY CLAUSE: Intentionally omitted.

27. CONSTRUCTION OF AGREEMENT: This instrument, executed in multiple counterparts, is to be construed as a Massachusetts contract, is to take effect as a sealed instrument, sets forth the entire contract between the parties, is binding upon and enures to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, successors and assigns, and may be canceled, modified or amended only by a written instrument executed by both the SELLER and the BUYER. The captions and marginal notes are used only as a matter of convenience and are not to be considered a part of this agreement or to be used in determining the intent of the parties to it. If any provisions of this Agreement are held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, provided that both parties may still effectively realize the complete benefit of the transaction contemplated hereby. The effective date (the “Effective Date”) of this Agreement shall be the date of the last party’s execution; provided, however, that if the last party does not execute this Agreement and deliver a fully executed counterpart of the same to the first signing party within five (5) days after the first party’s execution date, then the offer or commitment to be bound hereby by the first executing party shall automatically be revoked and withdrawn, whereupon neither party shall be bound hereto. This Agreement may be freely assigned to a nominee as the BUYER may designate, specifically including but not limited to an affiliate of the BUYER.

28. AFFIDAVITS AND CERTIFICATES. At the time of delivery of SELLER’S deed, if requested, SELLER shall execute and deliver to BUYER the following documents: (a) an affidavit stating that SELLER is not a foreign person under Internal Revenue Code, Section 1445; (b) an affidavit to BUYER and BUYER’S title insurance company certifying that there are no parties in possession of the Premises, other than Seller’s Tenants and that no work has been done on the Premises which would entitle anyone to claim a mechanic’s or materialman’s lien with respect to the Premises; (c) Internal Revenue Code, Section 1099S Forms and W–9 Forms; and (d) any affidavits, agreements and certificates customarily required by BUYER’S mortgagee, title insurance company and banks in connection with mortgage loans for transactions of this type. BUYER shall not be obligated to accept a deed signed under a power of attorney.

29. NOTICES. All notices required or permitted to be given hereunder shall be given hereunder shall be in writing and deemed duly given when (1) mailed by registered or certified, first-class mail, return receipt requested, postage prepaid, (2) hand delivered, (3) sent by facsimile with proof of delivery and transmission, (4) sent by recognized overnight delivery service or (5) sent via e-mail with proof of delivery and transmission, addressed as follows:

if to SELLER:	[***]

if to BUYER to:	[***]

30. REAL ESTATE BAR ASSOCIATION STANDARDS. Any matter or practice arising under or relating to this Agreement which is the subject of a title standard or a practice standard of the Real Estate Bar Association at the time for delivery of the deed shall be covered by said title standard or practice standard to the extent applicable.

31. ACCESS TO PREMISES. BUYER, BUYER’S agents and mortgagees shall have the right to reasonable access to the Premises, not to exceed three (3) visits plus BUYER’S final walk-through at all reasonable times upon prior forty-eight (48) hour notice to SELLER or SELLER’S agent; provided that SELLER shall have the option to accompany the BUYER and BUYER’S agents during any interior access of the building. BUYER agrees that any such access shall be at BUYER’s sole risk and BUYER agrees to indemnify SELLER from any and all claims arising from third parties related to same.

32. MAINTENANCE OF PREMISES: Between the date hereof and the Closing, the SELLER shall maintain and service the Premises and its appurtenances at the same level of effort and expense as the SELLER has maintained or serviced the Premises for the SELLER’S own account prior to the date of this Agreement.

33. ATTORNEY AUTHORIZATION: In order to facilitate the execution and delivery of certain documents contemplated hereby, the BUYER grants to their attorneys the actual authority to execute and deliver on each BUYER’S behalf extensions thereby extending the time for performance hereunder or any notice that may be given under this agreement, and the SELLER may rely on the signature of such attorneys (including faxed signatures) unless the SELLER has actual knowledge that the BUYER has revoked the authority granted herein.

34. FACSIMILE OR SCANNED SIGNATURES: For purposes of this Agreement facsimile signatures and/or email or electronic signatures shall be treated as originals.

35. SELLER’S REPRESENTATIONS. SELLER warrants and represents to BUYER, to the best of SELLER’S knowledge, as follows:

(a)	Takings. SELLER has no knowledge of nor has SELLER received any written notice of taking, condemnation or special assessment, actual or proposed, with respect to the Premises.
(b)	Authority. SELLER has full right, power and authority to enter into and become bound by this Agreement and to consummate the transactions contemplated hereby; that any person other than SELLER executing this Agreement has been duly authorized by all necessary action and has full right, power and authority to execute and deliver this Agreement on behalf of SELLER.

(c)	Outstanding Agreements. SELLER represents and warrants that the Premises are not the subject of any outstanding agreements with any party pursuant to which any such party may acquire any interest in the Premises, other than Seller’s Tenants and mortgagees.
(d)	Litigation. SELLER has no knowledge of any litigation or proceeding, pending or threatened, against or relating to the Premises.
(e)	Hazardous Substances. SELLER represents and warrants to BUYER that, to SELLER’S actual knowledge and information, (i) there has been no release of any hazardous materials or oil on, from or near the Premises (as used in this Agreement, the terms “release”, “hazardous materials” and “oil” shall have the meaning given to them in M.G.L. Chapter 21E) and (ii) there are no underground storage tanks or other subsurface facilities holding petroleum or oil products currently in use or previously abandoned on the Premises; notwithstanding anything herein to the contrary, the survival of the representations and warrantees that are made by the SELLER in this paragraph are specifically limited to releases of hazardous materials occurring prior to the Closing Date such that the SELLER shall have no liability for any releases of hazardous materials that occur after the Closing Date.
(f)	Rent Roll. There are no leases, licenses, occupancy or related agreements or tenancies affecting the Premises except those that will be listed the rent roll (the “Rent Roll”) which is to be prepared by the SELLER and delivered to the BUYER within three (3) days hereof, which Rent Roll shall be true, accurate and complete as of the date listed thereon.
(g)	Lease Status. Each of the Leases and their Amendments are in full force and effect according to the terms set forth therein and, have not been modified, amended or altered except as disclosed on the Rent Roll or as disclosed in the copies of Leases and Amendments provided to BUYER by SELLER, which Lease and Amendment copies shall be true, accurate and complete copies, with any all written amendments or other written modifications attached thereto.
(h)	Tenant Offsets. No tenant under a Lease has delivered written notice to SELLER asserting any offset, defense or claim against rent payable by it or other performance of obligations due from it under its Lease.
(i)	Tenant Defaults. Except as set forth in the Rent Roll, SELLER has no knowledge of any default by any of the Seller’s Tenants under any Lease, and none of Seller’s Tenants are in arrears in the performance of any monetary obligation required of them under its Lease, except as reflected on the Rent Roll. SELLER is not aware of any facts or circumstances which with the passage of time and/or notice would constitute a default by any tenant under a Lease.

(j)	Broker Fees - Leases. There are no written agreements with any real estate broker, leasing agent or other party (including, without limitation, the current manager of the Premises), that entitle or will entitle such real estate broker, agent or other party to any leasing or other brokerage commission or payment or finder’s fee from BUYER. SELLER agrees to indemnify, defend and hold BUYER harmless from any claims for such brokerage commissions.
(k)	Tenant Deposits. Any and all refundable security deposits, prepaid rent, key deposits and all other refundable deposits made by Seller’s Tenants under the Leases shall be listed in the Rent Roll and shall be assigned or credited to BUYER (together with all interest thereon), as BUYER elects, at the Closing. The amount so credited to BUYER shall be considered an adjustment due to BUYER. No security deposits under any Lease have been or will be applied or refunded by SELLER other than to Tenants whose Lease term ends prior to the Closing or as set forth on the Rent Roll.
(l)	Service Contracts. All service contracts related to the use, ownership or operation of the Premises are on at at-will basis and provided that the parties consummate the sale as contemplated by this Agreement, at BUYER’S option and upon notice from BUYER to SELLER, SELLER shall terminate such service contracts effective as of the Closing Date hereunder.
(m)	Default Notices. SELLER has not received any written notice that it is in default under any of the covenants, easements or restrictions affecting or encumbering the Premises or any portion thereof.
(n)	Rights of First Refusal and Options. No Lease or other Agreement affecting the Premises contains any rights of first refusal or options granted by SELLER to purchase the Premises or any portion thereof.

It shall be a condition of BUYER’S obligation to close under this Agreement that all representations made by the SELLER shall be true as of the Closing. Further, it shall be a condition of BUYER’S obligations hereunder that SELLER shall promptly notify BUYER of any material change in facts which arise prior to the Closing which would make any statement or representation contained herein untrue if such state of facts had existed on the date of execution of this Agreement. The representations contained above shall survive the delivery of the deed for a period of six (6) months from the date of the Closing.

36. CONFIDENTIALITY. Prior to delivery of the Deed as contemplated hereunder, each of the parties agrees to keep this transaction and the terms described herein strictly confidential and not to disclose any such information, with the exception of consultants and other professionals retained by either party, except as approved in writing by the other party or as required by law.

37. DUE DILIGENCE PERIOD: Within seven (7) days of the Effective Date, SELLER shall deliver to BUYER true and complete copies of all of the Leases as well as any and all site plans, building plans, permits and environmental reports with respect to the Premises. From and after the Effective Date for a period of sixty (60) days (the “Due Diligence Period”), BUYER, at BUYER’S sole cost and expense, and BUYER’S agents shall have the right to inspect the Premises with consultants of BUYER’S own choosing with the understanding that the BUYER and it’s consultants, with reasonable prior notice to SELLER of not less than 48 hours, may enter the Premises at their sole risk, that they shall provide evidence of insurance at least 48 hours prior to such entry, which shall be acceptable to SELLER, in amounts approved by SELLER and naming SELLER as an additional insured, and BUYER shall leave the Premises in the same condition as it was in prior to such entry; provided that SELLER shall have the option to accompany the BUYER and BUYER’S agents during any interior access of the building. During such inspections, BUYER shall use reasonable efforts to avoid or minimize damage to the Premises as well as to avoid or minimize interference with SELLER’S and Seller’s Tenant’s use of the Premises. BUYER shall have the right to conduct test borings and other soil tests analyses and studies to determine the presence of hazardous waste at or around the Premises. If the results of any of the above inspections prove to be unsatisfactory or unacceptable to the BUYER for any reason or for no reason at all, the BUYER may terminate this Agreement on or prior to the expiration of the Due Diligence Period by written notice to the SELLER whereupon any Deposit made hereunder shall be forthwith refunded and all obligations of the parties hereto shall cease and this Agreement shall be void without further recourse available to either party either at law or in equity. If BUYER fails to terminate this Agreement as provided for herein, the Deposit shall be deemed nonrefundable.

38. PERMITTING CONTINGENCY: From and after the Effective Date for a period of sixty (60) days (the “Permitting Contingency Period”), BUYER shall at BUYER’S sole cost and expense, filing the necessary applications to obtain any and all permits, special permits, variances, licenses and/or approvals for BUYER’S proposed use of the Premises. SELLER agrees to cooperate fully with BUYER and shall execute as the owner of the Premises such applications and documents that may be reasonably required to obtain such permits, licenses and/or approvals. If despite BUYER’S diligent efforts, BUYER is unable to obtain all such permits, special permits, variances, licenses and/or approvals, the BUYER may terminate this Agreement on or prior to the expiration of the Permitting Contingency Period by written notice to the SELLER whereupon any Deposit made hereunder shall be forthwith refunded and all obligations of the parties hereto shall cease and this Agreement shall be void without further recourse available to either party either at law or in equity. Notwithstanding the foregoing to the contrary, if despite BUYER’S diligent efforts, the BUYER has not received such permits, special permits, variances, licenses and/or approvals, the BUYER upon written notice to the SELLER on or prior to the expiration of the Permitting Contingency Period, shall have the right to extend Permitting Contingency Period for an additional thirty (30) days. Furthermore, if despite BUYER’S diligent efforts, the BUYER has not received such permits, special permits, variances, licenses and/or approvals on or prior to the expiration of the Permitting Contingency Period, as the same may be extended, the BUYER may terminate this Agreement on or prior to the expiration of the Permitting Contingency Period, as the same may be extended, by written notice to the SELLER whereupon any Deposit made hereunder shall be forthwith refunded and all obligations of the parties hereto shall cease and this Agreement shall be void without further recourse available to either party either at law or in equity.

39. WEEKEND AND HOLIDAY EXTENSIONS: If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed or by which the Closing must be held expires on a Saturday, Sunday, federal holiday or legal bank holiday in the state where the Premises are located, then such time period shall be automatically extended to the close of business on the next business day.

40. TITLE OBJECTIONS PERIOD: From and after the Effective Date for a period of thirty (30) days (the “Title Objections Period”), BUYER shall, at BUYER’S sole cost and expense, have a title examination completed and a Title Commitment (the “Commitment”) issued and shall notify SELLER within said thirty (30) day period of any objections to title in writing. If BUYER objects to any title encumbrances disclosed in the Commitment, BUYER shall, within said Title Objections Period, notify SELLER in writing, specifying the objectionable title encumbrances (a “Title Notice”). If BUYER fails to timely give such notice specifying the objectionable title encumbrances, BUYER will be deemed to have approved the matters set forth in the Commitment, which shall be included in the “Permitted Exceptions.” If BUYER timely gives such notice specifying objectionable title encumbrances, all matters set forth in the Commitment which are not objected to in BUYER’S notice will be included in the “Permitted Exceptions.” SELLER shall use commercially reasonable efforts to cure any title matters within fourteen (14) days from receipt of the Title Notice (the “Title Cure Period”), in which event the Closing, if it otherwise is scheduled to occur earlier, shall be extended until the earlier of fourteen (14) days after receipt of the Title Notice or three (3) business days after such matter is cured. In the event that despite SELLER’S diligent and commercially reasonable efforts, SELLER fails to effectuate such cure within the Title Cure Period, BUYER shall have the right to terminate this Agreement in writing within seven (7) business days after the expiration of the Title Cure Period, in which event the Deposit shall be returned to BUYER. Notwithstanding the foregoing, SELLER agrees to cure (and remove) all liens and monetary encumbrances affecting title to the Premises arising by, through or under SELLER and BUYER shall have no obligation to make any objection thereto. Furthermore, BUYER may, prior to Closing, notify SELLER in writing (a “Gap Notice”) of any title exceptions raised by the Title Insurer between the expiration of the Title Objection Period and Closing and not disclosed by the Title Insurer or otherwise actually known to BUYER prior to the expiration of the Title Objection Period; provided that BUYER must notify SELLER in writing of such unacceptable exceptions within three (3) business days of being made aware of the existence of such exceptions. If BUYER sends a Gap Notice to SELLER, BUYER and SELLER shall have the same rights and obligations with respect to such notice and the exceptions set forth therein as apply to a Title Notice and the exceptions set forth in this paragraph.

41. COVID 19: The Closing Date in Paragraph 8 of this Agreement shall be extended for an Excused Delay which materially affects the BUYER’S ability to close or some other such cause that prevents either party from fulfilling its obligations under the Agreement due to an Excused Delay, unless BUYER and SELLER mutually agree otherwise. As used herein an Excused Delay means a delay preventing the Closing to occur caused by an Act of God, declared state of emergency or public health emergency, pandemic (specifically including COVID-19), government mandated quarantine or travel ban, war, acts of terrorism, and/or order of government or civil or military authorities. The Closing Date shall expire at the earlier of ten (10) business days after the end of the Excused Delay or 30 days after the Closing Date.

NOTICE: This is a legal document that creates binding obligations. If not understood, consult an attorney.

SELLER:

[***]

By:
[***], Manager

BUYER:

Tonix Pharmaceuticals Holding Corp.

By:
Seth Lederman, MD, CEO